News Release

Document Security Systems, Inc. Robin Pedace Document Security Systems, Inc. 202.885.5536 Email: robin@documentsecurity.com	Investor contact: Bryan Kobel Hayden Communications, Inc. 646-383-7621 Email: bryan@haydenir.com	Media contact: Kim Waver Dixon Schwabl Advertising 585.899.3273 Email: kim@dixonschwabl.com

For Immediate Release

Document Security Systems Announces Ruling
in Patent Validity Lawsuit by French Court

ROCHESTER, NY, January 9, 2008 - Document Security Systems, Inc. (AMEX: DMC) (“DSS”), a leader in proven, patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, announced today that the Tribunal de Grande Instance de Paris, 3rd Chamber - 3rd Section of the High Court of Paris in Paris, France issued its decision in the patent invalidity lawsuit brought by the European Central Bank (the “ECB”) against Document Security Systems, Inc. The French Court has ruled that European Patent No 0455750B1 (the “Patent”), that was awarded to the Company by the European Patent Office, has been revoked in France. The judgment is the outcome of a hearing held in Paris, France on June 4, 2007, and does not affect the validity of the patent in other European countries. Once the Company receives additional details regarding the court’s rational, further information will be provided.

The Company intends to appeal this ruling.

Patrick White, Chairman and CEO of DSS, commented, “We are disappointed that The French Court has ruled against the validity of the Patent in France and will work aggressively with our lead legal counsel, McDermott, Will & Emery (MWE) to appeal this decision. As I have said in the past, these rulings do not deter us from an aggressive stance in Germany, the home of the ECB. The Patent has been declared valid in Germany, which is where we believe approximately 23% of the Euros are produced and where we expect shortly to file our infringement lawsuit. It is important to remember that the ECB was required to win in all nine European countries where they filed invalidity proceedings in order to achieve a complete invalidation of the Patent and to stop a patent infringement lawsuit from moving forward. Our victory in Germany is really all the ‘win’ we need as it has given Document Security Systems the ability to move forward on an infringement lawsuit and seek real monetary damages for the unauthorized use of our patent.”

He continued, “Regardless of France’s validity ruling or really any European country going forward, Germany’s decision still validates our patent, which we believe will have dramatic consequences for the ECB far beyond German borders. We wish to reiterate that through a deep corporate commitment to internal research and development efforts, we have significantly improved the technology covered by this Patent since its issuance in 1991. Today, we offer much more technologically sophisticated methodologies and we can substantially upgrade the protection on the Euro against modern counterfeiters. We hope to bring this technology and expertise to bear on behalf of the ECB in all of its product areas as well as the redesign of the Euro and will endeavor to negotiate a reasonable going forward settlement.”

Mr. White concluded, “This ruling will not hinder our current commercialization strategies in France and throughout Europe on our newer, more effective technologies. The MWE legal team is now led by Hiroshi Sheraton who spearheaded DSS’ victory in Germany. Larry Cohen, who played an integral role with the proceedings in England, has left the firm on his own accord to join another firm and while we wish Larry well, we are confident that we remain well-represented by Hiroshi and his team.”

Document Security Systems Announces Patent Validity Decision by French Patent Court
January 9, 2008

On August 1, 2005, DSS filed a patent infringement suit in the European Court of First Instance (“CFI”) against the European Central Bank (“ECB”) alleging that the Euro banknotes produced by the ECB infringe DSS' Patent. Subsequently, DSS received notice that the ECB had filed a claim to invalidity with patent courts in France, Germany, the United Kingdom, the Netherlands, Austria, Italy, Spain, Luxembourg and Belgium. To date, the Patent has been validated in Germany, and the Company is appealing a ruling in the U.K in which the Patent was held to be invalid. The CFI ruled on September 5, 2007 that it was not the correct venue for infringement proceedings, which has opened the door for country-by-country infringement litigation.

About Document Security Systems, Inc.

A rapidly growing security technology company, Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The Company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

Safe Harbor Statement

This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions, expected future developments and other factors which the Company believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

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